UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Match Group, Inc.

(Name of Registrant as Specified In Its Charter)

Anson Funds Management LP

Anson Advisors Inc.

Anson Investments Master Fund LP

Anson East Master Fund LP

Anson North Star Tactical Equity Fund LP

Anson Management GP LLC

AIMF GP LLC

AEMF GP LLC

ANSF GP LLC

Moez Kassam

Tony Moore

Amin Nathoo

Sagar Gupta

Funmibi (Fumbi) Chima

Laura Lee

Kelley Morrell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED APRIL 16, 2025

MATCH GROUP, INC.

2025 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

OF

ANSON FUNDS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

This proxy statement and the enclosed BLUE proxy card are being furnished by Anson Funds Management LP and Anson Advisors Inc. (together, “Anson Funds”, “we” or “us”), the Anson Funds Nominees (as defined below) and the other participants identified on Annex A (collectively, the “Participants”) in connection with the solicitation of proxies from the stockholders of Match Group, Inc., a Delaware corporation (“Match Group” or the “Company”). This proxy statement and BLUE proxy card are first being mailed or given to the Company’s stockholders on or about [•], 2025.

We are Match Group stockholders and believe that meaningful change on the Board of Directors of the Company (the “Board”) and accountability are urgently needed to help address the Company’s persistent long-term underperformance. We believe stockholders deserve a Board with new independent directors who would offer fresh perspectives and who are positioned to help oversee a modern technology company primarily serving young adults. Therefore, we have nominated three highly-qualified, truly independent director candidates—Funmibi (Fumbi) Chima, Laura Lee and Kelley Morrell (collectively, the “Anson Funds Nominees”)—for election to the Board.

Your Vote is Very Important: We are asking for your support to elect the three Anson Funds Nominees to the Board by voting “FOR” the election of only the three Anson Funds Nominees on the BLUE proxy card.1

At Match Group’s 2025 annual meeting of stockholders (including any adjournment, postponement, rescheduling or continuation thereof or any special meeting held in lieu thereof, the “Annual Meeting”), scheduled to be held on [•], 2025, at [TIME], at [LOCATION], stockholders will have the opportunity to vote on the following proposals:

Proposal		Our Recommendation
1.	To elect the three Anson Funds Nominees—Fumbi Chima, Laura Lee and Kelley Morrell—to the Board, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2028 or until such person’s successor shall have been duly elected and qualified (or, if earlier, such person’s removal or resignation from the Board).	“FOR” ONLY the Anson Funds Nominees
2.	To approve, on a nonbinding advisory basis, the compensation of the Company’s named executive officers.	“AGAINST”
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year.	No Recommendation
4.	[To approve an amendment to the Company’s certificate of incorporation to declassify the board of directors.]	“FOR”
5.	To approve Anson Funds’ advisory proposal requesting the Board to take all necessary steps to declassify the board of directors.	“FOR”
To conduct such other business as may properly be presented during the Annual Meeting or at any and all adjournments or postponements thereof.

______________

1 Based upon publicly available information as of the date hereof, there are three incumbent directors with terms expiring at the Annual Meeting. The Board has not yet disclosed the Company’s director nominees who will stand for election at the Annual Meeting.

The Board is currently divided into three classes of directors serving staggered three-year terms, with only one class of directors standing for election each year. As a result of this classified board structure maintained by the incumbent Board to date (and in contrast to widely-accepted governance best practices), only three directors will be elected at the Annual Meeting. Through this proxy statement and the enclosed BLUE proxy card, we are soliciting proxies to elect the three Anson Funds Nominees named herein to each serve as a director until the 2028 annual meeting of stockholders, or until such person’s successor shall have been duly elected and qualified (or, if earlier, such person’s removal or resignation from the Board).

Stockholders are permitted to vote for any combination (up to three total) of the Anson Funds Nominees and the Company’s nominees on the BLUE proxy card. The names, backgrounds and qualifications of the Company’s director nominees and other information about them can be found in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on [•], 2025 (the “Company’s Proxy Statement”). We urge all stockholders to vote “FOR” only the Anson Funds Nominees using the BLUE proxy card.

If elected, the Anson Funds Nominees, subject to their fiduciary duties as directors, will seek to work collaboratively with the other members of the Board to enhance stockholder value. Even if all of the Anson Funds Nominees are elected, because they would only represent a minority of the members of the Board, there can be no assurance that they would be able to implement the actions that they believe are necessary to enhance the Company’s stockholder value without the support of other members of the Board.

YOUR VOTE IS VERY IMPORTANT:

We urge you to use the BLUE proxy card to vote “FOR” the election of ONLY the three Anson Funds Nominees (Fumbi Chima, Laura Lee and Kelley Morrell), “WITHHOLD” on the Company director nominees, “AGAINST” the advisory vote on executive compensation (Proposal [2]), [“FOR” the management proposal to declassify the Board (Proposal [4])] and “FOR” Anson Funds proposal to declassify the Board (Proposal [5]). We encourage you to vote online or by telephone by following the instructions on the BLUE proxy card, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. We recommend that you disregard and not return any white proxy card or voting instruction form that you may receive from the Company.

If you have already voted for the Company’s director nominees using the Company’s white proxy card or voting instruction form, you have every right to change your vote, and we strongly urge you to do so, by following the instructions on the enclosed BLUE proxy card to vote online or by telephone. Alternatively, you may sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

This proxy solicitation is being made by Anson Funds, the Anson Funds Nominees and the other Participants and not on behalf of the Board or management of the Company or any other third party.  Except as set forth in this proxy statement, we are not aware of any other matters to be considered at the Annual Meeting. Should other matters, which we are not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the BLUE proxy card will vote such proxies in their discretion with respect to such matters, subject to applicable law.

We urge you to vote your BLUE proxy card “FOR” the Anson Funds Nominees today

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, at +1 (888) 368-0379 (toll-free) or +1 (212) 257-1311

BACKGROUND OF THE SOLICITATION

The summary below details the significant communication and interactions between Anson Funds and the Company:

On February 2, 2024, Sagar Gupta (“Mr. Gupta”), Portfolio Manager and Head of Active Engagement at Anson Funds, contacted the Company to initiate private engagement following a meaningful purchase of the Company’s shares within Anson Funds’ active engagement portfolio.

On February 8, 2024, Mr. Gupta met virtually with the Company’s investor relations team.

On February 13, 2024, Mr. Gupta met virtually with the Company’s then-President and Chief Financial Officer, Gary Swidler (“Mr. Swidler”). Mr. Gupta discussed Anson Funds, its active engagement strategy, his long-term familiarity with the Company (having been a stockholder at a prior investment firm) and Anson Funds’ desire to constructively engage with the Company for the betterment of all Match Group stockholders. Mr. Gupta made certain recommendations regarding the Company’s operations, strategy and investor communications, including a refinement of the Company’s corporate strategy to adopt a portfolio-based approach, cost optimizations including infrastructure consolidation, product pricing strategies, strategic alternatives for certain Match Group Asia (“MG Asia”) assets and hosting an Investor Day event. Mr. Gupta requested subsequent meetings with then-CEO Bernard Kim (“Mr. Kim”) to further discuss operations and strategy, as well as with the Board to discuss corporate governance, including matters related to executive compensation.

Between February 15 and 19, 2024, Company representatives offered meetings with human resources and legal executives, as well as Mr. Swidler, to discuss Mr. Gupta’s corporate governance concerns in lieu of a meeting with Mr. Kim or any independent members of the Board. While Mr. Gupta remained open to meeting these executives, Mr. Gupta expressed concern regarding the appropriateness of these channels given the topics at hand, including executive compensation, as well as the defensive nature of the Company’s engagement with Anson Funds.

On February 23, 2024, Mr. Gupta met with Mr. Kim at the Company’s Tinder offices in West Hollywood, California. Mr. Gupta highlighted the absolute and relative underperformance of the Company’s total stockholder returns and discounted valuation in light of the Company’s shares declining nearly 70% since Match Group separated from IAC Inc. Mr. Gupta proceeded to provide detailed recommendations regarding the use of artificial intelligence (“AI”) in product development, map-based features and services (including potential advertising partnerships), a corporate strategy focused on a unified portfolio-based approach that can better enable cross-selling and a higher velocity of research & development output through infrastructure consolidation, capital allocation focused primarily on capital returns to stockholders and a potential exploration of strategic alternatives for non-strategic assets, including those within MG Asia. In addition, Mr. Gupta offered to assist with preparations for a potential Investor Day event. Further, Mr. Gupta expressed support for Mr. Kim’s success and acknowledged that the Company’s historical underperformance was largely due to former CEO and current director Shar Dubey’s subpar execution and misguided capital allocation, and that stockholders expect Mr. Kim to reverse poor operating trends and the historical value destruction. Mr. Gupta further expressed his belief that Mr. Kim’s strategy to first increase prices prior to delivering product improvements, versus the opposite sequence, may have a negative impact on the timing of Company’s turnaround efforts. Mr. Gupta proceeded to express disappointment in the Company’s defensive nature towards stockholder engagement and encouraged collaboration with stockholders to address the issues discussed. Mr. Gupta reiterated his request to meet with the Board.

On February 27, 2024, Mr. Gupta met virtually with Board Chairman Tom McInerney (“Mr. McInerney”). Mr. Gupta provided an overview of Anson Funds’ investment thesis in the Company and summarized prior meetings with Messrs. Kim and Swidler. Mr. Gupta reiterated his past recommendations and offered additional recommendations regarding the Company’s corporate governance and executive compensation practices to better improve long-term stockholder alignment and performance, including a greater emphasis on performance-based elements and relevant operating metrics within the compensation program, as well as a declassification of the Board. Mr. Gupta highlighted Institutional Investor Services’ (“ISS”) recommendation against approval of the Company’s executive compensation plan at the 2023 annual meeting of stockholders and the issues highlighted therein. In addition, Mr. Gupta recommended a collaborative approach towards Board refreshment, which he believed would be well received by the broader stockholder base given the Company’s long-term underperformance. Mr. McInerney shared the Board’s disagreement with past feedback received from proxy advisors and institutional stockholders regarding the Company’s executive compensation plan, but that the Board would, seemingly reluctantly in our view, adjust the Company’s executive compensation practices going forward to better align with this feedback. Mr. Gupta informed Mr. McInerney of plans to formally communicate recommendations to the Board in writing as a next step and encouraged Mr. McInerney and the Board to proactively and collaboratively engage with the Company’s stockholders.

On March 1, 2024, Mr. Gupta sent a private letter (the “March 2024 Letter”) to the Board through the Company’s then-Chief Legal Officer and Board Secretary Jared Sine (“Mr. Sine”). The March 2024 Letter detailed various recommendations in line with prior discussions with the Company, as well as a request to meet with additional independent directors. The March 2024 Letter also highlighted the Company’s long-term absolute and relative underperformance and discounted valuation.

On March 5, 2024, Mr. Sine emailed Mr. Gupta a written statement from Mr. McInerney, whereby Mr. McInerney “wanted to personally reach out” to share the Board’s appreciation for Mr. Gupta sharing his views. Mr. Gupta responded to Mr. Sine informing him that if Mr. McInerney would like to “personally reach out” again, he can do so directly.

On March 11, 2024, Mr. Gupta directed Anson Funds’ external counsel Eleazer Klein and Brandon Gold of Schulte Roth & Zabel LLP to formally request the Company’s director questionnaire, along with various Company policies and guidelines applicable to directors of the Company.

On March 14, 2024, Bloomberg News reported Anson Funds had amassed a position in the Company and is pushing the Company to refresh its Board and embrace AI, noting Anson Funds is the second activist to arrive at the Company following Elliott Investment Management (“Elliott”).1

On March 18, 2024, Mr. Gupta met virtually with director Glenn Schiffman (“Mr. Schiffman”). Mr. Schiffman did not provide any substantive feedback to the March 2024 Letter and generally refrained from answering any of Mr. Gupta’s questions.

On March 21, 2024, Mr. Gupta spoke with the Company’s representatives to inform them of an impending nomination notice, whereby Anson Funds would privately nominate Mr. Gupta to the Board. Later that day, Anson Funds’ external counsel Eleazer Klein and Brandon Gold of Schulte Roth & Zabel LLP submitted the aforementioned nomination notice to the Company.

On March 25, 2024, the Company announced an information sharing agreement with Elliott which accompanied the appointment of two new directors, Laura Jones (“Ms. Jones”) and current-CEO Spencer Rascoff (“Mr. Rascoff”), as well as a public commitment to hosting an Investor Day event.

On April 1, 2024, the Company scheduled an interview between Mr. Gupta and the Board’s Nominating and Corporate Governance Committee, which then consisted of current directors Alan Spoon (“Mr. Spoon”) and Ann McDaniel (“Ms. McDaniel”), and former director Wendi Murdoch (“Ms. Murdoch”), on April 3, 2024.

On April 3, 2024, Mr. Gupta met virtually with Mr. Spoon and Ms. McDaniel, as well as then-Interim Chief Legal Officer Jeanette Tackman. Mr. Spoon and Ms. McDaniel informed Mr. Gupta that Ms. Murdoch would be unable to attend the meeting due to her travels, despite having scheduled the meeting only two days prior. Mr. Spoon and Ms. McDaniel proceeded to interview Mr. Gupta; in Mr. Gupta’s opinion, the interview appeared largely perfunctory and designed to discredit his candidacy.

We note that Ms. Murdoch failed to attend at least 75% of the Board’s five meetings in 2023, as disclosed in the Company’s proxy statement in connection with the 2024 annual meeting of stockholders.

On April 9, 2024, Mr. Gupta met virtually with Mr. McInerney. Mr. McInerney stated that the Board was not interested in making additional changes after having appointed two new directors in recent weeks. Mr. Gupta asked for feedback on his candidacy, to which Mr. McInerney had none and reiterated the Board’s decision was based on a lack of interest in additional change rather than any matters specific to Mr. Gupta’s candidacy. Mr. McInerney stated his long-term relationships with both Mr. Spoon and Ms. McDaniel as the Board’s basis to trust their judgment with regards to Mr. Gupta’s candidacy and subsequent decision. Mr. McInerney noted the Company’s public commitment to an Investor Day was in line with Mr. Gupta’s previous recommendation. However, Mr. McInerney shared the Board’s rejection of adopting a proposal to declassify the Board as the Board prefers the “benefits” of a classified board.

On April 10, 2024, Anson Funds’ external counsel Eleazer Klein and Brandon Gold of Schulte Roth & Zabel LLP contacted the Company’s external counsel in effort to explore whether the Board was interested in improving its corporate governance practices by declassifying the Board.

On April 11, 2024, the Company’s external counsel responded that the Board was not willing to revisit its classified board structure.

On April 12, 2024, Anson Funds withdrew its nomination notice in light of, among other reasons, the Board additions accomplished by Elliott and the Company’s commitment to host an Investor Day event.

On May 7, 2024, the Company reported Q1 2024 results and issued Q2 2024 guidance below consensus expectations; the Company’s stock declined 5.4% during the subsequent trading session.

On May 13, 2024, Mr. Gupta met virtually with Mr. Swidler to discuss the Company’s continued underperformance, general diligence topics, and the need for urgent strategic and operational improvements. Mr. Gupta also requested a meeting with the Board’s new directors, Mr. Rascoff and Ms. Jones.

On May 21, 2024, the Company informed Mr. Gupta that it would not make any independent members of the Board available for an additional meeting.

On May 30, 2024, Mr. Gupta participated in a group meeting with representatives of the Company at an investor conference.

On June 3, 2024, the Company filed a Form 8-K disclosing that on June 2, 2024, Ms. Murdoch informed the Company of her decision to not stand for reelection at the 2024 annual meeting of stockholders.

On June 21, 2024, the Company held its 2024 annual meeting of stockholders. At such meeting, Mr. Rascoff, Mr. Schiffman and Pamela Seymon were elected to the Board.

On July 16, 2024, another investor, Starboard Value, filed a Schedule 13D and published a letter to the Board.

On July 30, 2024, the Company reported Q2 2024 results and issued Q3 2024 guidance ahead of consensus expectations; the Company’s stock increased 13.2% during the subsequent trading session. In addition, on July 31, 2024, during the Company’s earnings call, the Company announced its decision to sunset its Hakuna asset, which belonged to the MG Asia segment, as well as a 6% net reduction in workforce.

________________________

1 Crystal Tse & Natalie Lung, Match Group Attracts Second Activist, Anson Funds, Bloomberg (March 14, 2024), https://www.bloomberg.com/news/articles/2024-03-14/match-group-is-said-to-attract-to-second-activist-anson-funds

On August 6, 2024, Mr. Gupta met virtually with representatives of the Company to discuss general diligence topics.

On August 19, 2024, Mr. Gupta met with Mr. Kim and current-Chief Financial Officer Steven Bailey (“Mr. Bailey”) at the Company’s Tinder offices in West Hollywood, California; Mr. Swidler joined the meeting virtually. Mr. Gupta acknowledged the Company’s recent steps towards optimizing the cost structure and portfolio, but noted that given the Company’s continued underperformance, additional steps would be necessary to close the Company’s persistent valuation discount in his opinion. Mr. Gupta reiterated Anson Funds’ commitment to privately engage with the Board should the Company become interested in taking meaningful steps towards addressing its long-term underperformance and subpar governance practices.

On November 6, 2024, the Company reported Q3 2024 financial results and issued Q4 2024 guidance below expectations; the Company’s shares declined 17.9% during the subsequent trading session.

On November 11, 2024, Mr. Gupta met with representatives of the Company to discuss Anson Funds’ recommendations for the Company’s upcoming Investor Day, as well as general diligence topics. Mr. Gupta subsequently requested a meeting with Mr. McInerney, which the Company acknowledged but did not grant.

On November 19, 2024, Mr. Gupta met virtually with Messrs. Kim, Swidler and Bailey to discuss Anson Funds’ recommendations for the Company’s upcoming Investor Day in greater detail. In addition, Mr. Gupta stressed the importance of demonstrating the strategic fit of assets within MG Asia if the Company desires to retain ownership of such assets.

On December 11, 2024, the Company hosted an Investor Day event in New York City and provided long-term guidance below consensus expectations; the Company’s shares declined 7.5% from the close of trading on December 10, 2024 through the close of trading on December 12, 2024. The Company also announced the initiation of a dividend and a new share buyback authorization. Mr. Gupta attended the Investor Day event in person and met informally with Messrs. Kim, McInerney, and Spoon, Ms. McDaniel, Chief Legal Officer Sean Edgett (“Mr. Edgett”), CEO of Tinder Faye Iosotaluno, CEO of MG Asia Malgosia Green (“Ms. Green”) and Chief Technology Officer Will Wu. Mr. Kim thanked Mr. Gupta for his recommendations, acknowledging that many were incorporated into the Company’s strategy presented during the Investor Day. Separately, in conversation with Mr. Edgett and Ms. Green, Mr. Gupta expressed disappointment at the Company’s lack of strategic justification for maintaining ownership of MG Asia’s assets. Ms. Green acknowledged this feedback as a credible concern.

On February 4, 2025, the Company announced the appointment of Mr. Rascoff as CEO and the concurrent departure of Mr. Kim from the Company and Board. In addition, the Company announced Q4 2024 financial results and issued Q1 and fiscal year 2025 guidance below consensus expectations; the Company’s shares declined 7.9% during the subsequent trading session.

On February 14, 2025, Mr. Gupta met virtually with Mr. McInerney to reiterate his desire to collaborate on Board refreshment and the need for the Board to adopt best-in-class governance policies, including a declassification of the Board. Mr. Gupta also expressed concern around the abrupt change in CEO, and that the Board has now appointed a fourth CEO in five years with limited success in reversing long-term underperformance. Mr. Gupta informed Mr. McInerney that Anson Funds had contracted a third-party executive search firm to identify several highly-qualified independent director candidates for the Board’s consideration, in addition to Mr. Gupta’s own candidacy. Mr. McInerney expressed doubt as to whether an independent stockholder would be able to better identify qualified director candidates as compared to the Board’s own efforts, to which Mr. Gupta responded that high-quality director candidates can come from any source. Mr. Gupta implored Mr. McInerney multiple times to consider Anson Funds’ director candidates for the Board without bias and under a fair process. Mr. Gupta offered to send profiles of three independent candidates to Mr. McInerney following the meeting and reiterated his interest in constructive engagement, but noted that Anson Funds is prepared to seek an alternate path towards Board representation as necessary in light of the Board’s corporate governance deficiencies and the Company’s long-term underperformance.

Following the February 14, 2025, meeting, Mr. Gupta emailed Messrs. McInerney and Edgett the profiles of three independent director candidates, including Funmibi (Fumbi) Chima (“Ms. Chima”), later that day. Mr. Gupta also requested a meeting with Mr. Rascoff given his recent appointment as CEO.

On February 17, 2025, Mr. Gupta directed Anson Funds’ external counsel Eleazer Klein and Brandon Gold of Schulte Roth & Zabel LLP to formally request the Company’s director questionnaire.

On February 21, 2025, Mr. Gupta emailed Mr. McInerney to request a follow-up meeting to receive the Board’s initial feedback on Anson Funds’ director candidates.

On February 25, 2025, Mr. McInerney responded to Mr. Gupta’s February 21, 2025, email stating that the Board is “considering in due course” and will contact Mr. Gupta with any updates. Mr. McInerney also indicated that Mr. Rascoff would be unable to meet with any stockholders for one or two months.

Later on February 25, 2025, Mr. Gupta directed Anson Funds’ external counsel Eleazer Klein and Brandon Gold of Schulte Roth & Zabel LLP to formally request various Company policies and guidelines applicable to directors of the Company.

On March 3, 2025, the Company announced the promotion of the CEO of the Company’s Evergreen & Emerging Brands, Hesam Hosseini, to Chief Operating Officer of the Company, and the future departure of Mr. Swidler as President of the Company.

On March 12, 2025, Anson Funds submitted notice to the Company of its intention (i) to nominate three independent nominees, including Laura Lee (“Ms. Lee”) and Ms. Chima, as well as Mr. Gupta as an alternate nominee, for election to the Board and (ii) to present a stockholder proposal requesting the Board to take the necessary steps to declassify so that all directors are elected on an annual basis.

On March 13, 2025, the Company’s outside counsel notified Anson Funds’ counsel of the Board’s intention to contact the nominees proposed by Anson Funds, excluding Mr. Gupta, to schedule interviews.

On March 18, 2025, Anson Funds submitted a supplement to its nomination notice proposing Kelley Morrell (“Ms. Morrell’) as its third independent nominee in lieu of another independent candidate.

On March 19, 2025, Mr. Gupta emailed Mr. McInerney to schedule a meeting following the completion of the Board’s interviews of the Anson Funds Nominees. On March 20, 2025, Mr. McInerney responded, stating that he would contact Mr. Gupta following the completion of interviews regarding any potential follow-up discussion.

Between March 21 and March 25, 2025, the Board’s Nominating and Corporate Governance Committee, consisting of Messrs. McInerney and Spoon, and Ms. McDaniel, conducted virtual interviews of all three Anson Funds Nominees. Mr. Edgett was also present. Based on the nature of the questions and level of engagement, we believe these interviews were largely perfunctory and designed to unfairly discredit each of the independent nominees’ candidacies.

On March 24, 2025, Company representatives emailed Mr. Gupta stating that Mr. Rascoff would not meet with Anson Funds at this time despite having met with other investors.

On March 28, 2025, Mr. Gupta met virtually with Mr. McInerney to receive the Board’s feedback following the Anson Funds Nominees’ interviews. Mr. McInerney acknowledged the Company’s stock price underperformance and the Board’s disappointment, and that the Board is seeking to add new directors with various skill sets. Mr. McInerney shared that the Board plans to “imminently” appoint a new director whom they recently identified and deemed qualified under their search criteria of finding a CEO or equivalent in a relevant area, and/or expertise in consumer digital products targeting similar audiences as the Company. Mr. Gupta asked Mr. McInerney to share the identity of the aforementioned candidate and requested an opportunity to meet the candidate to provide stockholder input; Mr. McInerney declined both requests. Mr. McInerney then claimed that the Anson Funds Nominees were unqualified and expressed concern that Mr. Gupta had only recently met and recruited the Anson Funds Nominees upon hiring an independent external search firm in recent months and therefore lacked an extensive history or working relationships. Specifically, Mr. McInerney stated, “You don’t know these people. They’re not people you’ve worked with and know deeply.” Mr. Gupta responded, “That’s the idea – we care about independence.” Mr. Gupta then informed Mr. McInerney that Anson Funds’ selection and assessment process was purposefully designed to ensure both quality and independence, and that he remains concerned with the corporate governance practices of the Board and its overall composition. Mr. McInerney proceeded to share feedback on each Anson Funds Nominee, which in our view included highly inaccurate descriptions of their backgrounds and experiences. Mr. McInerney also stated that Mr. Gupta’s potential candidacy as a stockholder representative was unnecessary as Mr. McInerney claimed to be a stockholder representative himself, along with other directors. (Notably, Mr. McInerney has never purchased any Company securities in the open market.) Mr. McInerney also stated that the Board wanted to remain classified and said “at the moment, it’s the right structure.”

Later on March 28, 2025, Mr. Gupta emailed Mr. McInerney to request a follow-up discussion. During a call with Mr. McInerney shortly thereafter, Mr. Gupta proposed that that the Board should appoint an Anson Funds Nominee in addition to the candidate identified by the Board. In addition, Mr. Gupta recommended that the size of the Board expand from ten to eleven following these two director appointments, and that the Board immediately take steps towards declassification. Mr. Gupta reiterated concerns regarding the corporate governance practices of the Board. Mr. McInerney stated he was not seeking a counterproposal, and personally did not believe additional changes were needed, but would share Mr. Gupta’s framework with the rest of the Board.

On April 1, 2025, Anson Funds’ external counsel Eleazer Klein and Brandon Gold of Schulte Roth & Zabel LLP sent a letter on behalf of Anson Funds to the Company requesting access to certain stockholder list records.

On April 2, 2025, Mr. Gupta emailed Mr. McInerney to inquire whether the Board had feedback on Anson Funds’ March 28 proposal and inquired about the Board’s recent engagement of a search firm to search for new directors following Anson Funds’ nominations of highly-qualified independent director candidates. Mr. Gupta criticized what he believes was a reactive move by the Board to replicate Anson Funds’ director search without the benefit of stockholder input.

On April 4, 2025, Anson Funds published a letter to the Company’s stockholders announcing that it had nominated the Anson Funds Nominees and outlining its belief in the urgent need for board change to help address the Company’s long-term underperformance.

On April 7, 2025, the Company issued a press release announcing its intention to appoint Darrell Cavens (“Mr. Cavens”) to the Board and to seek stockholder approval to declassify the Board, in each case, in connection with the Annual Meeting. In comments to the media later that day, Anson Funds criticized the long-term relationship between Messrs. Cavens and Rascoff given Mr. Rascoff’s role as chair of the compensation committee on the Zulily board of directors while Mr. Cavens was Zulily’s CEO, as well as the Board’s reactive approach towards implementing declassification.

On April 8, 2025, Anson Funds submitted to the Company an update to the nomination notice as of the anticipated record date of April 7, 2025.

On April 16, 2025, the Participants filed this preliminary proxy statement with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

We are seeking your support at the Annual Meeting to elect each of the Anson Funds Nominees—Funmibi (Fumbi) Chima, Laura Lee and Kelley Morrell. The Company has a classified Board structure, with the Company’s [11] current directors divided into three classes with only one class of directors standing for election each year for a three-year term. According to the Company’s Proxy Statement, stockholders will be asked to elect three directors, each to serve a three-year term until the 2028 annual meeting of stockholders, or until their successor shall have been duly elected and qualified (or, if earlier, their removal or resignation from the Board).

If successful in our proxy solicitation, the Board will be composed of the Anson Funds Nominees and the Company’s incumbent Company directors that were not up for election at the Annual Meeting. Even if all of the Anson Funds Nominees are elected, the Anson Funds Nominees will represent a minority of the members of the Board, and therefore, there can be no assurance that they can implement the actions that they believe are necessary to enhance stockholder value without the support of other members of the Board. There is no assurance that any incumbent director will serve as a director if any of the Anson Funds Nominees are elected to the Board. You should refer to the Company’s Proxy Statement for the names, background, qualifications and other information concerning the Company’s director nominees and the directors who are not standing for election at the Annual Meeting. The Company’s Proxy Statement and other relevant documents are available free of charge on the SEC’s website at https://www.sec.gov.

The Anson Funds Nominees:

Funmibi (Fumbi) Chima
Age	50

Occupation & Experience

Funmibi (Fumbi) Chima is a technology and digital transformation executive, board member and solutions-oriented innovator with over a quarter-century of experience pioneering technological and digital advancements across multifaceted industries and global landscapes.

Ms. Chima served as Chief Technology, Digital, and Transformation Officer at Boeing Employees’ Credit Union, a non-profit financial cooperative, from 2020 to 2024, where she led a comprehensive digital transformation that improved the delivery capacity of technology projects, reduced customer footfall and markedly increased digital usage. From 2018 to 2020, Ms. Chima served as Chief Information and Digital Officer at Adidas AG (Deutsche Börse: ADS.DE), a German sportswear manufacturing company, where she led a customer-centric digital transformation and created and operated an agile digital foundation. From 2017 to 2019, Ms. Chima served as Chief Information Officer at Fox Networks Group, a media company, where she delivered global leadership with a $500M budget and six direct reports leading a team of 300 with another 300 external partners across 70 countries.

From 2015 to 2017, Ms. Chima served as Chief Information Officer at Burberry Group plc (LSE: BRBY), an e-commerce and fashion company, where, under her leadership, the company’s revenue increased significantly while IT costs decreased, and shared services were revamped, creating efficiencies and increased controls that resulted in a reduction in costs. At Walmart (NYSE: WMT), a retail company, she served in various roles, including Chief Information Officer for Asia, Corporate Vice President for Global Technology Services and Strategic Partnerships, Corporate Vice President and Global Head of International Integrations and Vice President and Head of Application Development, Global Merchandising, Marketing, and Data Analytics, from 2010 to 2015.

Previously, Ms. Chima served as Vice President of Corporate Systems at American Express Company (NYSE: AXP), a financial services company, from 2006 to 2010, Senior Vice President of Technology at JPMorgan Chase & Co. (NYSE: JPM), a financial services company, from 2004 to 2006, Head of Technology at TXU Energy Retail Co LLC, a retail electricity company, from 2000 to 2004, and Auditor and Senior Consultant at PricewaterhouseCoopers LLP, a business services company from 1993 to 2000.

Ms. Chima has also served on the board of directors of a number of public and private companies during her career, including service on various committees. Ms. Chima has served as a member of the board of directors of Willis Towers Watson Public Limited Company (NASDAQ: WTW), a financial services company, since 2021, including as a member of the audit committee (since 2021) and chair of the corporate governance and nominating committee (since 2022). Ms. Chima has served as a member and chair of the board of directors of Heirs Technologies, a technology company, since 2024.

Previously, Ms. Chima served as a member of the board of directors of Whitbread PLC (LSE: WTB), a hospitality company from 2021 to 2024, as a member of the board of directors of The AZEK Company Inc. (NYSE: AZEK), a manufacturer of residential and commercial building products, from 2020 to November 2023, as a member of the board of directors of Grove Collaborative Holdings, Inc. (NYSE: GROV), a household products company, from 2022 to 2023, as a member of the board of directors of Ted Baker PLC (LSE: TED (formerly)), a clothing company, from 2021 to 2022, as a member of the board of directors of Optoro Inc., a SaaS company, from 2021 to 2023, at which time she became a Technical Advisor (a position she continues to hold), as a member of the board of directors of Africa Prudential PLC (Nigerian Stock Exchange: AFRIPRUD), a business services company, from 2020 to 2023, as a member of the board of directors of Work & Co., a design and technology company, from 2020 to 2023, and as a member of the board of directors of Global Sources Ltd., a media company, from 2016 to 2017. Ms. Chima additionally previously served in advisory roles for SAP Executive Advisory, a software company, from 2019 to 2020, and Apptio EMEA Advisory, a software company, from 2020 to 2020, at which time she became a member of its Global Advisory Board (a position she continues to hold).

Throughout her career, Ms. Chima has been recognized for her leadership and influence, receiving awards such as being named one of the 25 Most Powerful Women in Credit Unions by American Banker, a PSBJ Women of Influence Honoree by Puget Sound Business Journal and being a finalist in the Seattle CIO ORBIE Awards. Additionally, she has been recognized for her contributions to diversity and leadership, including being named one of Savoy’s Most Influential Blacks in Corporate and receiving the Global Leadership Award from GB Global Group. Ms. Chima also serves as a trustee as the Women at Risk International Foundation, a non-profit organization established to raise awareness and address the prevalence of sexual violence and human trafficking in Nigeria.

Ms. Chima holds a BA in Politics & Philosophy from the University of Hull, where she was also awarded a Doctor of Letters in Business and Politics due to her significant contribution to the business community as an alumni. She furthered her executive management skills at Harvard Business School, where she obtained a Corporate Director Certificate.

Skills & Qualifications	Ms. Chima’s experiences, qualifications and skills to serve as a director of the Company include her extensive experiences in leadership positions & executive management, product development, marketing, strategy and growth, international business and operations & cost management, particularly in the consumer technology space. Additionally, her board experience has given her working knowledge in corporate governance issues and an understanding of a director’s duties to the subject company and its stockholders. Moreover, given her extensive business experience and education, she is able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of companies.

LAURA LEE
Age	49

Occupation & Experience

Laura Lee is a business executive, board member and advisor with decades of experience helping growth and established companies expand through digital and financial reimagination.

Ms. Lee is the CEO of O Type, which advises high-growth and established companies on strategic expansion, go-to-market launches and optimal customer experiences, since 2024.

From 2022 to 2024, Ms. Lee was the Chief Content Officer at Twitch, a video live streaming service. Previously, Ms. Lee was a Senior Advisor at consulting firm McKinsey & Company, from 2019 to 2022, where she advised in the areas of consumer, technology and media. In addition, Ms. Lee served as an external advisor to growth companies, such as Xoogler.co, an organization focused on entrepreneurial ventures for Google alumni, from 2018 to 2022, and SAAS membership platform for creators, Patreon, from 2018 to 2020. In 2018, Ms. Lee was also an Advisor and Head of Enterprise at Knotel, a flexible workspace platform.

Ms. Lee also previously held senior positions at various media, technology and consumer companies, including serving as Executive Vice President of Content, Strategy, and Operations at NBC Universal Media LLC, in 2017, at Margaritaville Enterprises, where she was the Chief Digital Officer and President of Media, from 2015 to 2016, and at YouTube, where she held numerous positions, including Global Head of Top Creators and Director, Head of North American Content Partnerships, from 2007 to 2015. Prior to her time with YouTube, Ms. Lee held various roles at the mass media company Viacom Media Networks, from 2003 to 2007, including serving as Vice President of Business Development and Operations at its MTV Networks unit. She also worked at AOL Time Warner in Special Projects from 2000 to 2001. Ms. Lee began her career as a TMT Investment Banking Analyst at J.P. Morgan from 1997 to 1999.

Ms. Lee currently serves on the board of directors of The Arena Group (NYSE: AREN), since 2021, where she chairs the audit committee (since 2021) and serves on the compensation committee (since 2021). Ms. Lee previously served on the boards of MediaCo Holding (NASDAQ: MDIA), from 2019 to 2022, where she chaired the audit committee (from 2019 to 2022), and served on the M&A committee (from 2019 to 2022), digital committee (from 2019 to 2022), and COVID committee (from 2019 to 2022); WatchMojo, a private equity-backed top global entertainment network, from 2021 to 2022, where she chaired the audit committee (from 2021 to 2022) and served on the compensation committee (from 2021 to 2022); and American Apparel LLC (formerly NYSE: APP), from 2014 to 2016, where she served on the nominating/governance committee.

Ms. Lee received an MBA, General Management, from Harvard Business School, and an AB in Political Science from Brown University.

Skills & Qualifications	Ms. Lee’s experiences, qualifications and skills to serve as a director of the Company include her extensive operating experience in consumer internet/technology, product development, international businesses, strategy and growth, executive management, risk management, finance & accounting, operating/costs management and M&A/strategic transactions. Additionally, her board experience has given her deep knowledge in corporate governance issues and a strong understanding of a director’s duties to the subject company and its stockholders. Moreover, given her extensive business experience, her experience serving as audit committee chair for two public boards and one private board, and her education, she is able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of companies and effectively run committee meetings. Ms. Lee has been instrumental in leading key board committees, ensuring proper corporate governance, advising on digital and strategic expansion and helping oversee CEO and senior management changes.

KELLEY MORRELL
Age	45
Occupation & Experience

Kelley Morrell is a world class investor and operating executive with a more than 20-year career and proven track record of delivering exceptional returns for investors in growth, turnaround and transformational situations across some of the most well-known businesses that are changing the way we live and work.

Ms. Morrell recently served as the Chief Financial Officer of Wonder Group, Inc., a food delivery company, from 2023 through March 2025, where she was responsible for all aspects of financial planning and analysis, accounting and controls, corporate development, procurement, insurance, investor relations, strategy, capital raising and balance sheet management. She led Wonder Group’s $1.4 billion capital raise; spearheaded the strategic acquisitions of Blue Apron (NYSE: APRN), Relay, Grubhub (NYSE: GRUB) and Tastemade; and, scaled the business from $6m to nearly $2.4bn in revenue. Ms. Morrell is also the Co- Founder and Co-CEO of Firecracker Media, LLC, a new media company, since 2025, and has also served as the Founder and Managing Partner of Highline Capital Investments, LLC, a private family office that invests in purpose-driven and platform businesses, since 2023. Previously, Ms. Morrell served in various roles, including as a Senior Managing Director, at Blackstone Inc. (NYSE: BX), an asset management company, from 2017 to 2023, where she led a global team across Blackstone’s private equity strategies, which was responsible for creating and driving value-added initiatives alongside the investment teams. While at Blackstone, she was a co-chair of the global Blackstone Women’s Initiative and was involved with investments across multiple industries and business strategies including serving on the boards of multiple Blackstone portfolio companies and as the Interim President of Bumble Inc. (NASDAQ: BMBL), an online dating and networking company, from 2019 to 2020.

Prior to joining Blackstone, Ms. Morrell served in various roles, including as an Executive Vice President and Chief Strategy Officer, at CIT Group Inc., a financial services company, from 2012 to 2017, where she spearheaded its transformation to a bank holding company following its emergence from bankruptcy. Previously, Ms. Morrell served as a member of the Presidential Task Force on the Auto Industry at the U.S. Department of the Treasury, from 2009 to 2011, as a Private Equity Associate at Hellman & Friedman, a private equity firm, from 2006 to 2007, as an Investment Banking Analyst at The Goldman Sachs Group, Inc (NYSE: GS), an investment bank, from 2004 to 2006, and as a Research Associate at Harvard Business School, from 2002 to 2004.

Ms. Morrell has also served on the board of directors of a number of public and private companies during her career, including service on various committees. Ms. Morrell has served as a member of the board of directors of MiniLuxe Holding Corp. (TSX: MNLX), a personal care and lifestyle brand company, since 2023, where she serves on the compensation committee (since 2023). Ms. Morrell previously served on the boards of Spanx, LLC, a retail apparel and fashion company, from 2021 to 2023, where she served on the compensation committee (from 2021 to 2023); Centric Brands LLC, a retail apparel and fashion company, from 2020 to 2023, including as a member of the audit committee (from 2020 to 2023) and compensation committee (from 2020 to 2023); Bumble, from 2020 to 2021, where she served on the compensation committee (from 2020 to 2021); Lombard International Group, an insurance company, from 2019 to 2020; Rothesay Asset Management US LLC, a pension insurance company, from approximately 2017 to 2020; and as a board observer at TriMark USA, LLC, a foodservice supply company, from 2018 to 2020. Ms. Morrell has also served as a member of the board of directors of New York Cares Inc., a non-profit company, from 2022 to 2023.

Ms. Morrell received an MBA with Distinction from Harvard Business School, and a BA in Psychology from Harvard University.

Skills & Qualifications	Ms. Morrell’s experiences, qualifications and skills to serve as a director of the Company include her extensive financial and investing expertise, leadership experience in consumer internet/technology companies, product development, international businesses, strategy and growth, executive management, risk management, finance & accounting, operating/costs management and M&A/strategic transactions. Additionally, her board experience has given her working knowledge in corporate governance issues and an understanding of a director’s duties to the subject company and its stockholders. Moreover, given her extensive business experience and education, she is able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of companies.

We urge stockholders to vote “FOR” only the Anson Funds Nominees the BLUE proxy card

We believe that, if elected, each of the Anson Funds Nominees will be considered an independent director of the Company under (i) Rule 5605(a) of NASDAQ’s Listing Rules; (ii) the Company’s Corporate Governance Guidelines (as amended December 7, 2023 and available on the Company’s website); and (iii) paragraph (a)(1) of Item 407 of Regulation S-K of the Exchange Act. Under the NASDAQ’s Listing Rules, however, a final determination as to the independence of any Anson Funds Nominee will not be made until after such person’s election to the Board.

Each of the Anson Funds Nominees has consented to being named as a nominee in a proxy statement relating to the Annual Meeting and to serve on the Board if elected. The age and other information regarding the Anson Funds Nominees disclosed herein are as of the date of the filing of this proxy statement.

We do not expect that any of the Anson Funds Nominees will be unable to stand for election, but, in the event that any of the Anson Funds Nominees is unable to or for good cause will not serve, the shares of stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the applicable law or the Company’s By-Laws, which were filed as Exhibit 3.2 to the Form 8-K filed by the Company with the SEC on December 12, 2023 (the “Bylaws”). Anson Funds has reserved the right in its nomination notice to further nominate, substitute or add additional persons for election to the Board and has notified the Company that Mr. Gupta may serve as an alternate nominee. In the case of any of the foregoing, Anson Funds will give prompt written notice to the Company if it chooses to nominate any such additional or substitute nominee and Anson Funds will file an amended proxy statement and proxy card that, as applicable, identifies the additional or substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and includes biographical and other information about such nominees required by the rules of the SEC. There can be no assurance that the Company will not assert that any additional or substitute nominations made pursuant to such a reservation must separately comply with any applicable advance notification requirements.

Each of the Anson Funds Nominees and Mr. Gupta has entered into a nomination agreement with Anson Management (as defined herein) whereby such person has agreed to become a nominee and stand for election as a director of the Company in connection with a proxy solicitation in respect of the Annual Meeting. Pursuant to the nominee agreements, Anson Management has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify each of its nominees against, and with respect to, certain losses that may be incurred by such nominee in the event he or she becomes a party to litigation based on his or her nomination as a candidate for election to the Board and the solicitation of proxies in support of his or her election. The Anson Funds Nominees will not receive any compensation from Anson Funds for his or her services as directors of the Company if elected. If elected, each of the Anson Funds Nominees may be entitled to customary renumeration from the Company in such person’s capacity as a director as is consistent with the Company’s practices for services of non-employee directors. As of the date hereof, none of the Anson Funds Nominees beneficially owns any securities of the Company. The principal business address of each of the Anson Funds Nominees is a personal residence which has been retained in the files of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022.

Vote Required.

Directors will be elected by a plurality of votes cast at the Annual Meeting because the election of directors is contested. This means that only the three nominees receiving the greatest number of votes cast “FOR” their election will be elected. Stockholders are permitted to vote for any combination (up to three total) of the Anson Funds Nominees and the Company’s nominees on the BLUE proxy card. Any shares not voted “FOR” a particular director nominee, as a result of a “WITHHOLD” vote, the failure to vote or otherwise, will not be counted in that nominee’s favor and will not otherwise and will have no effect on the result of the vote.

We urge you to use the BLUE proxy card to vote “FOR” the election of ONLY the three Anson Funds Nominees (Funmibi Chima, Laura Lee and Kelley Morrell). If you have already voted for the Company’s director nominees using the Company’s white proxy card or voting instruction form, you have every right to change your vote by using the enclosed BLUE proxy card to vote again by phone or by Internet. We encourage all stockholders to submit their proxies electronically. If you do not have access to a touch-tone phone or the Internet, please sign, date and return the BLUE proxy card in the enclosed pre-paid envelope. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?”

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, at +1 (888) 368-0379 (toll-free) or +1 (212) 257-1311 or by email at info@saratogaproxy.com

We recommend a Vote “FOR” ONLY the Anson Funds Nominees using the BLUE proxy card.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

According to the Company’s Proxy Statement, the Company will provide stockholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s Named Executive Officers (“NEOs”) for 2024. According to the Company’s Proxy Statement, this advisory vote is not intended to address any specific item of compensation, but rather the Company’s overall compensation program and policies relating to the NEOs. Stockholders are being asked to vote on the following resolution:

[RESOLVED, that the stockholders of Match Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for 2024, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the U.S. Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion.]

We encourage all stockholders to review the Company’s proxy disclosures in the Company’s Proxy Statement in detail. According to the Company’s Proxy Statement, the Board will consider the outcome of this vote when making future compensation decisions for the Company’s NEOs.

We believe the Company’s executive compensation practices have failed to properly align management incentives with long-term stockholder value creation while simultaneously failing to maintain any continuity in executive leadership. This has contributed to turmoil in the Company’s executive ranks; only one of the Company’s NEOs for 2023 still remains in his position today. The Company’s abrupt changes in its CEO—the Board has now appointed four CEOs in five years—and other C-suite positions have ensured that the Company regularly issues sign-on equity grants for new hires while also accelerating awards and other compensation for outgoing executives, including current director and former CEO Shar Dubey despite her having presided over significant value destruction during her tenure.

The Board’s decision to grant Mr. Rascoff a so-called “Value Creation Award” with a grant date value of $30 million, which in combination with other awards amounts to a $60 million compensation package, is emblematic of the Company’s poor pay practices in our opinion. We are puzzled as to why the Company believes that achieving a stock price lower than the price its shares traded at ~1.5 years ago is “value creation” and concerned by the Board’s lack of disclosure around how it determined the appropriate stock price hurdles. Given that the award will continue to vest for up to a year following the executive’s qualified termination, we believe it would be more appropriate to call it a “Value Transfer Award.”

In our view, the Company’s compensation program would also benefit from a greater emphasis on relevant operating metrics. The annual bonus program for NEOs in 2024 only included two financial metrics and 30% of the bonus was still completely discretionary.

We therefore recommend that stockholders vote “AGAINST” the advisory vote on executive compensation. According to the Company’s Proxy Statement, the Board will consider the outcome of this vote when making future compensation decisions for the Company’s NEOs.

Vote Required.

The affirmative vote of a majority of the voting power of the shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal.

We Recommend a Vote “AGAINST” Proposal 2 using the BLUE proxy card.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s Proxy Statement, stockholders are being asked to ratify the selection of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal year 2025. According to the Company’s Proxy Statement, the Audit Committee of the Board has the responsibility to select the Company’s independent registered public accounting firm, and so, if the selection is not ratified, the Audit Committee of the Board will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal year 2025 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required.

The affirmative vote of a majority of the voting power of the shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal.

We make no recommendation on Proposal 3.

[PROPOSAL 4: MANAGEMENT PROPOSAL TO APPROVE DECLASSIFICATION OF THE BOARD]

[Currently, the Company’s certificate of incorporation provides for a staggered Board, divided into three classes of directors, with each class elected for a three-year term. According to the Company’s Proxy Statement, stockholders will be asked to vote on a proposal to amend the Company’s certificate of incorporation to declassify the Board.

We believe that the annual election of all directors is critical to promoting director and management accountability to stockholders. An unclassified board is widely viewed as a corporate governance best practice. In our view, annual elections produce a more responsive Board and incentivize sustained value creation for the benefit of all stockholders.

For over a year, Anson Funds has repeatedly urged the Board to declassify, and the incumbent Board has, as recently as March 28, 2025, repeatedly rebuffed these calls for greater director accountability. Following Anson Funds’ formal submission of a declassification proposal, the Board finally acknowledged that declassification is in the best interests of stockholders and brought forward a management proposal to declassify the Board.

If stockholders approve the declassification proposal, directors elected at the 2026 Annual Meeting and at any subsequent annual meeting director nominees will only be elected for one-year terms, with the entire Board standing for election annually for one-year terms beginning at the 2028 annual meeting of stockholders and thereafter.

The full text of the proposed amendment to the Company’s certificate of incorporation is included in the Company’s Proxy Statement.

Vote Required.

According to the Company’s Proxy Statement, the affirmative vote of a majority of the outstanding voting power of the shares entitled to vote on the matter is required to approve this proposal.]

[We Recommend a Vote “FOR” Proposal 4 using the BLUE proxy card.]

PROPOSAL 5: ANSON FUNDS PROPOSAL TO DECLASSIFY THE BOARD

Currently, the Company’s certificate of incorporation provides for a staggered Board, divided into three classes of directors, with each class elected for a three-year term. At the Annual Meeting, stockholders will be asked to vote on non-binding advisory proposal requesting the Board to begin declassification so that all directors are elected annually.

We believe that the annual election of all directors is critical to promoting director and management accountability to stockholders. An unclassified board is widely viewed as a corporate governance best practice. In our view, annual elections produce a more responsive Board and incentivize sustained value creation for the benefit of all stockholders.

For over a year, Anson Funds has repeatedly urged the Board to declassify, and the incumbent Board has, as recently as March 28, 2025, repeatedly rebuffed these calls for greater director accountability. We therefore are proposing that stockholders vote to formally request the Board to take the necessary steps to begin declassification, including by bringing forward a Board proposal to amend the Company’s certificate of incorporation.

Accordingly, we are asking stockholders to vote “FOR” the following resolution:

RESOLVED, that the stockholders of Match Group, Inc. (the “Corporation”) request that the Board of Directors of the Corporation (the “Board”) take all necessary steps in its power to declassify the Board so that all directors are elected on an annual basis.

Vote Required.

The affirmative vote of a majority of the voting power of the shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal.

We Recommend a Vote “FOR” Proposal 5 using the BLUE proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote?

The Company has set [•], 2025 (the “Record Date”) as the record date for the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sold their shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date (unless they also transfer their voting rights as of the Record Date). According to the Company’s Proxy Statement, as of the close of business on the Record Date, there were [•] shares of common stock, par value $0.001 per share (“Common Stock”), of the Company outstanding, and the Common Stock is the only class of securities entitled to be voted at the Annual Meeting.

How do I vote my shares of Common Stock?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote today via phone or Internet by following the directions on the enclosed BLUE proxy card or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares of Common Stock in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote “FOR” the Anson Funds Nominees. Please follow the instructions to vote provided on the enclosed BLUE voting instruction form. If your broker, bank, dealer, trust company or other nominee provides for proxy instructions to be delivered to them via phone or Internet, instructions will be included on the enclosed BLUE voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions by mailing them to Saratoga, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

IF YOU SUBMIT A VALIDLY EXECUTED BLUE PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. IF YOU RETURN A BLUE PROXY CARD AND NO DIRECTION IS INDICATED WITH RESPECT TO A PROPOSAL, THE BLUE PROXY CARD WILL BE VOTED “FOR” THE THREE ANSON FUNDS NOMINEES, “WITHHOLD” ON THE COMPANY’S DIRECTOR NOMINEES, “AGAINST” PROPOSAL [2], “ABSTAIN” ON PROPOSAL [3], “FOR” PROPOSAL [4] AND “FOR” PROPOSAL [5].

WHILE YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ANY OR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, YOU MAY MARK A VOTE “FOR” ONLY UP TO THREE NOMINEES IN TOTAL. IF YOU MARK A VOTE “FOR” WITH RESPECT TO FEWER THAN THREE NOMINEES, YOUR SHARES WILL BE VOTED “FOR” ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU MARK A VOTE “FOR” WITH RESPECT TO MORE THAN THREE NOMINEES, YOUR VOTES ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED.

How should I vote on each Proposal?

Anson Funds recommends that you vote your shares by following the instructions on the BLUE proxy card as follows:

1.	“FOR” the election of all three Anson Funds Nominees to the Board and “WITHHOLD” on the Company’s director nominees (Proposal 1);

2.	“AGAINST” the advisory vote on executive compensation (Proposal [2]);

3.	We make no recommendation on the ratification of appointment of independent registered public accounting firm (Proposal [3]);

4.	[“FOR” the management proposal to approve declassification of the Board (Proposal [4]);] and

5.	“FOR” the Anson Funds proposal to declassify the Board (Proposal [5]).

How many shares must be present to hold the Annual Meeting?

According to the Company’s Proxy Statement, the holders of shares of Common Stock representing a majority of the voting power of Common Stock entitled to vote, present in person or represented by proxy, at the Annual Meeting shall constitute a quorum. According to the Company’s Proxy Statement, abstentions will be deemed “present” and therefore counted for purposes of determining whether a quorum is present.

What vote is needed to approve each Proposal?

•	Proposal 1 – Election of Directors. Three directors will be elected by a plurality of votes cast at the Annual Meeting because the election of directors is contested. This means that only the three nominees receiving the greatest number of votes cast “FOR” their election will be elected. Stockholders are permitted to vote for any combination (up to three total) of the Anson Funds Nominees and the Company’s nominees on the BLUE proxy card. Any shares not voted “FOR” a particular director nominee, as a result of a “WITHHOLD” vote, the failure to vote or otherwise, will not be counted in that nominee’s favor and will not otherwise and will have no effect on the result of the vote.

•	Proposal 2 – Advisory Vote on Executive Compensation. The affirmative vote of a majority of the voting power of the shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will be considered as votes cast and will have the same effect as votes “AGAINST” this proposal.

•	Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the voting power of the shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will be considered as votes cast and will have the same effect as votes “AGAINST” this proposal.

•	[Proposal 4 – Management Proposal to Approve Declassification of the Board. According to the Company’s Proxy Statement, the affirmative vote of a majority of the outstanding voting power of the shares of the Company entitled to vote on the matter is required to approve this proposal. Abstentions will have the effect of a vote “AGAINST” this proposal].

•	Proposal 5 – Anson Funds Proposal to Declassify the Board. The affirmative vote of a majority of the voting power of the shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will be considered as votes cast and will have the same effect as votes “AGAINST” this proposal.

We strongly urge you to vote “FOR” ONLY the election of the Anson Funds Nominees on the enclosed BLUE proxy card.

What should I do if I receive a proxy card from the Company?

You will also be receiving proxy solicitation materials from Match Group, including a proxy statement and white proxy card or voting instruction form. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

We do not endorse any of the Company’s director nominees and recommend that you disregard any proxy card or solicitation materials that may be sent to you by the Company. The Participants and the Company will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to three nominees on the Participants’ enclosed BLUE proxy card or the Company’s white proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, at +1 (888) 368-0379 (toll-free) or +1 (212) 257-1311 or by email at info@saratogaproxy.com

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	returning a later-dated proxy, either by voting via phone or Internet by following the instructions on the enclosed BLUE proxy card from the Participants, or by signing, dating and returning the enclosed BLUE proxy card from the Participants in the postage-paid envelope provided (the latest dated proxy is the only one that counts);

•	delivering a written revocation or a later-dated proxy for the Annual Meeting to [ADDRESS] or to the secretary of the Company; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. If you attend the Annual Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the Annual Meeting WILL NOT be sufficient to revoke any previously submitted voting instructions or proxy card. You must have written authority from the record owner to vote your shares held in its name at the meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC. Stockholders may call (212) 257-1311 or (888) 368-0379 (toll free) or email at info@saratogaproxy.com.

IF YOU HAVE ALREADY VOTED FOR THE COMPANY’S DIRECTOR NOMINEES USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to [Saratoga Proxy Consulting LLC, 520 Eighth Avenue, 14th Floor, New York, New York 10018], so that we will be aware of all revocations.

Who is making this proxy solicitation and who is paying for it?

The solicitation of proxies pursuant to this proxy solicitation is being made by the Participants. Proxies may be solicited by mail, facsimile, phone, telegraph, Internet, in person or by advertisements. Anson Funds will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Anson Funds will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Anson Funds will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that certain regular employees of Anson Funds will also participate in the solicitation of proxies in support of the Anson Funds Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies.

Anson Funds has retained Saratoga Proxy Consulting LLC (“Saratoga”) to provide solicitation and advisory services in connection with this solicitation. Saratoga will be paid a fee not to exceed $[•] based upon the campaign services provided and the outcome of this proxy solicitation. In addition, Anson Funds will reimburse Saratoga for certain documented, out-of-pocket fees and expenses and will indemnify Saratoga against certain liabilities and expenses. Saratoga will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Saratoga will employ approximately 20 persons to solicit the Company’s stockholders as part of this solicitation. Saratoga does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation.

The entire expense of soliciting proxies is being borne by Anson Funds. Costs of this proxy solicitation are currently estimated to be approximately $[•]. We estimate that through the date hereof, Anson Funds’ expenses in connection with this proxy solicitation are approximately $[•]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. If successful, Anson Funds may seek reimbursement of these costs from the Company. In the event that it decides to seek reimbursement of its expenses, Anson Funds does not intend to submit the matter to a vote of the Company’s stockholders. The Board would be required to evaluate the requested reimbursement consistent with its fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include, but are not limited to, expenditures for attorneys, public relations and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

How do I attend the Annual Meeting?

The Annual Meeting is scheduled to be held on [•], 2025, at [TIME], at [LOCATION].

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. Acceptable proof of ownership includes a recent brokerage statement or a legal proxy or letter from your broker, bank or other holder of record evidencing your beneficial ownership of Match Group shares as of the Record Date. For information on the rules for admission at the Annual Meeting, please see the Company’s Proxy Statement.

Where can I find additional information concerning Match Group?

The principal executive offices of the Company are located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231.

Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have omitted from this proxy statement certain disclosure required by applicable law to be included in the Company’s Proxy Statement in connection with the Annual Meeting. Such disclosure includes information regarding securities of the Company beneficially owned by the Company’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; information concerning the Company’s directors who are not up for election at the Annual Meeting; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals, information regarding householding of proxy materials, information regarding “broker non-votes” and director nominations intended for consideration at the 2026 annual meeting of stockholders and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company’s Proxy Statement to stockholders at least ten days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in or excerpted from the Company’s Proxy Statement. Except as otherwise noted herein, the information in this proxy statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

This proxy statement and all other solicitation materials in connection with this proxy solicitation will be available on the internet, free of charge, on the SEC’s website at http://www.sec.gov/.

CONCLUSION

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today.

Thank you for your support,

[•], 2025

ANNEX A: INFORMATION ABOUT THE PARTICIPANTS

This proxy solicitation is being made by Anson Funds Management LP, a Texas limited partnership (“Anson Management”), Anson Advisors Inc., a corporation formed under the laws of Ontario, Canada (“Anson Advisors” and, together with Anson Management, the “Anson Funds Investment Advisers”), Anson Investments Master Fund LP, a Cayman Islands limited partnership (“Anson Investments Master Fund”), Anson East Master Fund LP, a Cayman Islands limited partnership (“Anson East Master”), Anson North Star Tactical Equity Fund LP, a Cayman Islands limited partnership (“Anson North Star” and, together with Anson Investments Master Fund and Anson East Master, the “Anson Master Funds”), Anson Management GP LLC, a Texas limited liability company (“Anson Management GP”), AIMF GP LLC, a Texas limited liability company (“AIMF GP”), AEMF GP LLC, a Texas limited liability company (“AEMF GP”), ANSF GP LLC, a Texas limited liability company (“ANSF GP” and, together with Anson Management GP, AIMF GP and AEMF GP, the “Anson GP Entities”), Moez Kassam (“Mr. Kassam”), Tony Moore (“Mr. Moore”), Amin Nathoo (“Mr. Nathoo” and together Mr. Kassam and Mr. Moore, the “Anson Individuals”), Sagar Gupta, and the Anson Funds Nominees (collectively, the “Participants”).

As of the close of business on April [•], 2025, the Participants may be deemed to beneficially own, in the aggregate, [1,097,879] shares of Common Stock (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master).

Anson Investments Master Fund may be deemed to beneficially own [813,352] shares of Common Stock (including the 200 shares of Common Stock held in record name). AIMF GP, as the general partner of Anson Investments Master Fund, may be deemed to beneficially own the [813,352] shares of Common Stock owned by Anson Investments Master Fund (including the 200 shares of Common Stock held in record name by Anson Investments Master Fund). Anson East Master may be deemed to beneficially own [219,527] shares of Common Stock (including 100 shares of Common Stock held in record name). AEMF GP, as the general partner of Anson East Master, may be deemed to beneficially own the [219,527] shares of Common Stock owned by Anson East Master (including 100 shares of Common Stock held in record name by Anson East Master). Anson North Star may be deemed to beneficially own [65,000] shares of Common Stock. ANSF GP, as the general partner of Anson North Star, may be deemed to beneficially own the [65,000] shares of Common Stock owned by Anson North Star. Each of the Anson Funds Investment Advisers may be deemed to beneficially own [1,097,879] shares of Common Stock (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master), by virtue of being a co-investment adviser to the Anson Master Funds. Anson Management GP, as the general partner of Anson Management, may be deemed to beneficially own the [1,097,879] shares of Common Stock beneficially owned by Anson Management (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master). Each of the Anson Individuals may be deemed to beneficially own [1,097,879] shares of Common Stock (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master), by virtue of their positions described herein.

In the past year, the Anson Master Funds were party to certain notional principal amount derivative agreements in the form of cash-settled swaps with unaffiliated third party financial institutions relating to the Common Stock. None of the Anson Master Funds nor any Participant is currently party to any such arrangements.

The principal business or principal occupation, as applicable, of (i) each of the Anson Master Funds is that of a private investment entity, (ii) each of the Anson Funds Investment Advisers is to act as the investment adviser to various investment vehicles, including the Anson Master Funds, (iii) AIMF GP is to act as the general partner of Anson Investments Master Fund, (iv) AEMF GP is to act as the general partner of Anson East Master, (v) ANSF GP is to act as the general partner of Anson North Star, (vi) Anson Management GP is to act as the general partner of Anson Management, (vii) Mr. Kassam is to serve as a director and the Chief Investment Officer and President of Anson Advisors, (viii) Mr. Moore is to serve as the principal of Anson Management and a manager of each of the Anson GP Entities, (ix) Mr. Nathoo is to serve as director and the Chief Executive Officer, Secretary and Chief Compliance Officer of Anson Advisors, and (x) Mr. Gupta is to serve as a portfolio manager at Anson Funds. The principal business address, along with the principal occupation, of the Anson Funds Nominees are disclosed in the section titled “PROPOSAL 1: ELECTION OF DIRECTORS”.

The business address of Anson Advisors, Mr. Kassam and Mr. Nathoo is 181 Bay Street, Suite 4200, Toronto Ontario M5J 2T3. The business address of Anson Management, each of the Anson GP Entities, Mr. Moore and Mr. Gupta is 16000 Dallas Parkway, Suite 800, Dallas, TX 75248. The business address of each of the Anson Master Funds is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The shares of Common Stock held by the Anson Master Funds are held in commingled margin accounts, which may extend margin credit to the Anson Master Funds from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Except as set forth in this proxy statement (including this Annex), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which any Anson Funds Nominee is proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this proxy statement; and (xii) no companies or organizations, with which any of the Anson Funds Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to the Anson Funds Nominees, except as set forth in this proxy statement (including the Annexes), (i) none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years and (ii) no corporation or organization, with which any of the Anson Funds Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. None of the Anson Funds Nominees or any associate of an Anson Funds Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

The Participants intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the Anson Funds Nominees.

Cautionary Statement Regarding Forward-Looking Statements

This proxy solicitation does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements”. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Anson Funds’ underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Anson Funds that the future plans, estimates or expectations contemplated will ever be achieved.

Transactions by the Participants with respect to the Company’s securities

The following tables set forth all transactions in the Company’s securities effected by any of the Participants during the past two years. Unless otherwise noted, all such transactions were effected on the open market.

Common Stock:

Anson Investments Master Fund (and the Anson Funds Investment Advisers, Anson Management GP, AIMF GP and the Anson Individuals by virtue of their relationships to Anson Investments Master Fund):

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
2/1/2024	48328	6/26/2024	124364
2/2/2024	95987	6/27/2024	50085
2/5/2024	50688	6/28/2024	46336
2/8/2024	9205	7/1/2024	23400
2/9/2024	29797	7/2/2024	211707
3/7/2024	74015	7/5/2024	31842
3/8/2024	3986	7/9/2024	(7500)
4/10/2024	78000	7/10/2024	5000
4/11/2024	7500	7/11/2024	(5000)
4/17/2024	39000	7/31/2024	(5000)
4/23/2024	7500	11/7/2024	73498
5/8/2024	39000	11/8/2024	9203
5/22/2024	5000	3/10/2025	(306389)
5/23/2024	5000	4/11/2025	19500
5/24/2024	2500
6/24/2024	7800
6/25/2024	39000

Anson East Master (and the Anson Funds Investment Advisers, Anson Management GP, AEMF GP and the Anson Individuals by virtue of their relationships to Anson East Master):

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
2/1/2024	13630	6/26/2024	35076
2/2/2024	27072	6/27/2024	12010
2/5/2024	14295	6/28/2024	13069
2/8/2024	2595	7/1/2024	6600
2/9/2024	8403	7/2/2024	59711
3/7/2024	20875	7/5/2024	8980
3/8/2024	1124	11/7/2024	17204
4/10/2024	22000	11/8/2024	2595
4/17/2024	11000	3/10/2025	(86412)
5/8/2024	11000	4/11/2025	5500
6/24/2024	2200
6/25/2024	11000

Anson North Star (and the Anson Funds Investment Advisers, Anson Management GP, ANSF GP and the Anson Individuals by virtue of their relationships to Anson North Star)

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
04/11/2024	22500	07/10/2024	15000
04/23/2024	22500	07/11/2024	(15000)
05/22/2024	15000	07/31/2024	(15000)
05/23/2024	15000	11/07/2024	37500
05/24/2024	7500	03/10/2025	(40000)
06/27/2024	22500
07/09/2024	(22500)

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “FOR” all of the Anson Funds Nominees by taking one of the following three steps:

●	VOTING ONLINE by following the instructions on the enclosed BLUE proxy card or BLUE voting instruction form,

●	VOTING VIA PHONE by following the instructions on the enclosed BLUE proxy card or BLUE voting instruction form, or

●	SIGNING, DATING AND MAILING the enclosed BLUE proxy card or BLUE voting instruction form in the postage-paid envelope provided.

If any of your shares are held in the name of a broker, bank, bank nominee or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free phone or by the Internet. You may also vote by signing, dating and returning the enclosed BLUE voting form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE proxy card to be issued representing your shares. Please follow the simple instructions on the enclosed BLUE proxy card.

After voting the enclosed BLUE proxy card, DO NOT SIGN OR RETURN MATCH GROUP’S WHITE PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have previously signed and returned a white proxy card to Match Group, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Match Group by voting via the Internet or phone, following the instructions on the enclosed BLUE proxy card or by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation to the Company, by delivering a later-dated proxy for the Annual Meeting to Saratoga or by voting by ballot in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

\

If you have any questions concerning Anson Funds’ proxy materials or would like to request additional copies of Anson Funds’ proxy materials or need help voting your shares, please contact our proxy solicitor:

520 8th Avenue, 14th Floor

New York, New York 10018

(212) 257-1311

Stockholders call toll free at (888) 368-0379

info@saratogaproxy.com

PRELIMINARY COPY SUBJECT TO COMPLETION

PLEASE SUBMIT YOUR VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

Match Group, Inc.

BLUE Proxy Card for 2025 Annual Meeting of Stockholders Scheduled for [•], 2025
(the “Annual Meeting”):

THIS PROXY SOLICITATION IS BEING MADE BY ANSON FUNDS AND THE OTHER PARTICIPANTS IN THEIR SOLICITATION. THE BOARD OF DIRECTORS OF MATCH GROUP, INC. IS NOT SOLICITING THIS PROXY

F O R M O F B L U E P R O X Y

The undersigned appoints each of Sagar Gupta, John Ferguson, Joseph Mills, Eleazer Klein and Brandon Gold as attorneys and agents with full power of substitution, to vote all shares of common stock of Match Group, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Annual Meeting scheduled to be held on [•], 2025, at [•], including at any adjournment, postponement, rescheduling, or continuation thereof or any special meeting held in lieu thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any addition, adjournment, postponement or substitution thereof that are unknown to Anson Funds a reasonable time before this solicitation. The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any adjournments or postponements thereof).

IF YOU SUBMIT A VALIDLY EXECUTED BLUE PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. IF NO DIRECTION IS INDICATED WITH RESPECT TO A PROPOSAL ON THE REVERSE, THE BLUE PROXY CARD WILL BE VOTED “FOR” THE THREE ANSON FUNDS NOMINEES, “WITHHOLD” ON THE COMPANY’S DIRECTOR NOMINEES, “AGAINST” PROPOSAL [2], “ABSTAIN” ON PROPOSAL [3], “FOR” PROPOSAL [4] AND “FOR” PROPOSAL [5].

WHILE YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ANY OR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, YOU MAY MARK A VOTE “FOR” ONLY UP TO THREE NOMINEES IN TOTAL. IF YOU MARK A VOTE “FOR” WITH RESPECT TO FEWER THAN THREE NOMINEES, YOUR SHARES WILL BE VOTED “FOR” ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU MARK A VOTE “FOR” MORE THAN THREE NOMINEES, YOUR VOTES ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED.

TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Match Group, Inc. common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet
Please access [•] Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Submit your proxy by Phone
Please call toll-free in the U.S. or Canada at [•] on a touch-tone phone. You will be required to provide the unique control number printed below.

CONTROL NUMBER

You may vote by phone or Internet 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the BLUE proxy card.

Submit your proxy by Mail
Please complete, sign, date and return the BLUE proxy card in the envelope provided to: [ADDRESS]

6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6☐

X	Please mark vote as in this sample

Proposal 1 – Election of three directors to serve until the 2028 annual meeting of stockholders. YOU MAY VOTE “FOR” NO MORE THAN THREE (3) NOMINEES.

If you vote “for” less than three (3) nominees, your shares will only be voted “FOR” those nominees “you” have marked. If you vote “for” more than three (3) nominees, your votes on Proposal 1 will become invalid and will not be counted.

Anson Funds recommends you vote “FOR” each of the Anson Funds Nominees

ANSON FUNDS NOMINEES	FOR	WITHHOLD
Funmibi Chima	☐	☐
Laura Lee	☐	☐
Kelley Morrell	☐	☐

Anson Funds recommends you “WITHHOLD” on the Company’s director nominees

COMPANY DIRECTOR NOMINEES	FOR	WITHHOLD
[•]	☐	☐
[•]	☐	☐
[•]	☐	☐

Anson Funds recommends you vote “AGAINST” Proposal 2

	FOR	AGAINST	ABSTAIN
Proposal 2 – Advisory Vote on Executive Compensation	☐	☐	☐

Anson Funds makes no recommendation with respect to Proposal 3

	FOR	AGAINST	ABSTAIN
Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
[Anson Funds recommends you vote “FOR” Proposal 4]

	FOR	AGAINST	ABSTAIN
[Proposal 4 - Management Proposal to Approve Declassification of the Board]	☐	☐	☐
Anson Funds recommends you vote “FOR” Proposal 5

	FOR	AGAINST	ABSTAIN
Proposal 5 - Anson Funds Proposal to Declassify the Board	☐	☐	☐

Please sign EXACTLY as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date:__________________________; 2025

Signature

Signature (if jointly held)

Title(s)